Exhibit 10.30

COMMSCOPE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated

Effective April 9, 2009

ARTICLE I

INTRODUCTION

1.1 Effective Date. The effective date of the Plan is June 8, 1990, as amended and restated effective January 1, 2001, as further amended and restated effective December 15, 2004, as further amended and restated effective February 24, 2006, as further amended and restated effective October 8, 2007, and as further amended and restated herein, effective April 9, 2009.

1.2 Purpose. The purpose of the Plan is to provide supplemental retirement benefits for a select group of management and/or highly compensated employees of CommScope, Inc. and its Subsidiaries. The Plan is an unfunded arrangement that is not intended to qualify under Section 401(a) of the Code, nor be generally subject to ERISA.

1.3 Legal Effect. The terms and conditions of the Plan as amended and restated herein shall amend and supersede, prospectively and in its entirety, the terms and conditions of the CommScope, Inc. Supplemental Executive Retirement Plan originally adopted June 8, 1990, as amended and restated effective January 1, 2001, as further amended and restated effective December 15, 2004, as further amended and restated effective February 24, 2006, and as further amended and restated effective October 8, 2007. The provisions of the Plan as in effect prior to January 1, 2001 shall continue to govern the benefits and rights of all Participants who were retired under the terms of the Plan as of December 31, 2000.

1.4 Administration. The Plan shall be administered by the Board or a Committee appointed by the Board.

ARTICLE II

DEFINITIONS

2.1 Administrator shall mean the Board, or the Committee appointed by the Board, responsible for the overall operation and administration of the Plan.

2.2 Annual Compensation shall mean the Compensation paid to a Participant by the Company for the Plan Year.

2.3 Annual Compensation Cap shall mean the lesser of (i) the limitation amount set forth under Section 401(a)(17) of the Code for the applicable Plan Year, and (ii) the amounts as set forth in Appendix A for the applicable Plan Year.

2.4 Beneficial Owner, Beneficial Ownership, Beneficially Owned and Beneficially Owning shall have the meanings applicable under Rule 13d-3 promulgated under the Exchange Act.

2.5 Beneficiary shall mean the person or persons designated by the Participant to receive a distribution of Plan benefits upon the death of such Participant.

2.6 Board shall mean the Board of Directors of the Company.

2.7 Cause shall mean a Participant’s commission of fraud, embezzlement, gross misconduct, or other felonies against the Company.

2.8 Change of Control means, any of the following:

(a) An acquisition (other than directly from the Company) of any Voting Securities by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), immediately after which such Person has Beneficial Ownership of more than thirty-three percent (33%) of (i) the then-outstanding shares of common stock of the Company (the “Shares”) or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of February 24, 2006, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of:

(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the shareholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.9 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10 Committee shall mean a committee created by the Board to determine compensation matters involving officers and directors. Any function exercisable by such Committee may also be exercised by the Board if no such Committee is ever created or is created and subsequently disbanded. Members of the Committee may be Board members or other officers of the Company as designated by the Board.

2.11 Company shall mean CommScope, Inc., and any successor corporation or other legal entity thereto.

2.12 Compensation in respect of any Plan Year shall mean the cash salary and wages paid to the Participant by the Company, including annual bonuses and commissions earned and accrued in respect of such Plan Year (whether or not actually paid in that Plan Year), but excluding payments associated with any other employee benefit plan, profit sharing plan, long term incentive or stock and stock option programs provided by the Company. Compensation shall also include any salary reduction contributions made by the Company under another Company sponsored employee benefit plan that satisfies the requirements of Section 125 or Section 401(k) of the Code.

2.13 Early Retirement Date shall mean, unless determined otherwise by the Administrator on a case–by-case basis, the first day of the calendar month coincident with or next following the later of the Participant’s 55th birthday and the completion of 10 years of Service with the Company.

2.14 Earnings shall mean the notional investment amounts periodically credited to each Participant’s Special Account or Regular Account.

2.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16 Normal Retirement Date shall mean the first day of the calendar month coincident with or next following the Participant’s 65th birthday.

2.17 Participant shall mean any individual actively employed by the Company or a Subsidiary who is a member of a select group of management and/or highly compensated employees and who is designated a Participant by the Board or the Committee.

2.18 Participation Date shall mean the date the Participant receives the notice described in Section 3.1.

2.19 Payment Commencement Date shall mean the date that a Participant’s Supplemental Retirement Account Balance is to be paid or commence to be paid.

2.20 Plan shall mean the CommScope, Inc. Supplemental Executive Retirement Plan as Amended and Restated effective April 9, 2009, as further amended from time to time.

2.21 Plan Year shall mean the calendar year.

2.22 Regular Account shall mean the individual account established for each Participant to which the Company credits an annual Company contribution and Earnings as provided in Article IV herein.

2.23 Service shall mean the period of full time employment of a Participant with (i) the Company, (ii) a prior parent corporation and/or a prior Subsidiary, or (iii) a Subsidiary or parent corporation. Notwithstanding the above, at the complete discretion of the Board or Committee, Service for purposes of determining any Participant’s Special Account may include all or any part of a Participant’s continuous full time employment with the company with whom such Participant was employed immediately prior to becoming employed by the Company or Subsidiary.

2.24 Special Account shall mean the initial individual account established for each Participant to which the Company credits a single lump sum amount and Earnings thereafter as provided in Article IV herein.

2.25 Subsidiary shall mean any corporation or other legal entity (whether or not incorporated), in which the Company directly or indirectly owns either (A) Voting Securities possessing at least 50% of the Voting Power of such entity, or (B) if such entity does not issue Voting Securities, at least 50% of the ownership interests in such entity.

2.26 Supplemental Retirement Account Balance shall mean the total of the Participant’s Regular Account and Special Account, including Earnings thereon, as of any date.

2.27 Survivor’s Benefit shall mean the Supplemental Retirement Account Balance payable to the Participant’s Beneficiary in accordance with Article V herein.

2.28 Separation from Service shall mean the separation of a Participant’s active Service with the Company or any Subsidiary, division or unit whether by voluntary or involuntary separation, retirement, or death. A Participant will be treated as having a Separation from Service if it is not reasonably anticipated that the Participant will continue to provide services to the Company (whether as an employee or independent contractor, but not as a director) that exceeds twenty percent (20%) of the average level of bona fide services performed by the Participant over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services less than thirty-six (36) months).

2.29 Vesting Date shall mean, for any Participant, the date that is one year and 31 days following the Participant’s Participation Date.

2.30 Voting Power shall mean the combined voting power of the then outstanding Voting Securities.

2.31 Voting Securities shall mean, with respect to the Company or any Subsidiary, any securities issued by the Company or such Subsidiary, respectively, which generally entitle the holder thereof to vote for the election of directors of the Company.

ARTICLE III

DESIGNATION OF PARTICIPANTS AND ELIGIBILITY FOR BENEFITS

3.1 Designation of Participants. An employee shall become a Participant in the Plan when the Board or the Committee has (i) approved his selection to become a Participant in the Plan, (ii) determined the amount of any Special Account to be credited to the employee, and (iii) notified the employee, in writing, that he is a Participant in the Plan. Such notice shall be given to a Participant by the Company with the concurrence of the Board or the Committee and shall be accompanied by such information as shall be deemed appropriate to describe the provisions of the Plan and the benefits hereunder.

3.2 Eligibility for Benefits. Benefits shall be payable in respect of a Participant if:

(a) the Participant’s Separation from Service occurs on or after the later of his Vesting Date or his Normal Retirement Date;

(b) the Participant’s Separation from Service occurs on or after the later of his Vesting Date or his Early Retirement Date;

(c) the Participant’s Separation from Service occurs as a result of his death while in active Service before his Early Retirement Date or Normal Retirement Date and he is survived by his Beneficiary;

(d) the Participant experiences a Disability, as defined in Section 5.5;

(e) the Participant experiences an involuntary Separation from Service with the Company on or after his Vesting Date for reasons other than for Cause; or

(f) the Participant experiences a Separation from Service for any reason other than by the Company for Cause within two (2) years after the later of his Vesting Date or the date of a Change in Control.

Except as provided in (c), (d), (e) or (f) above, or upon a complete termination of the Plan in accordance with section 8.1 below, no benefits shall be payable hereunder with respect to any Participant whose Separation from Service occurs prior to the earlier of his Early Retirement Date or his Normal Retirement Date.

3.3 Continued Employment after Normal Retirement Date. In the event a Participant remains an active employee of the Company or any Subsidiary, division or unit after the later of the Vesting Date or his Normal Retirement Date, his right to benefits under the Plan shall be fully vested, but no benefits shall be payable to the Participant until the time set forth in Sections 5.1, 5.2, 5.3, 5.5 or 5.9, as applicable. In addition, any such Participant who remains an active employee of the Company or any Subsidiary, division or unit after his Normal Retirement Date shall continue to be eligible to receive (i) annual contributions to his Regular Account in accordance with Section 4.3 and (ii) Earnings on his Special Account and Regular Account in accordance with Section 4.5 hereof.

3.4 Continued Eligibility for Benefits. Notwithstanding the above, the Participant’s rights to receive, or continue to receive, his Supplemental Retirement Plan Account Balance shall be contingent on his:

(a) rendering reasonable business consulting and advisory services after a Separation from Service as the Company may reasonably request from time to time; provided:

(i) It is understood that such services shall not require the Participant to be active in the day-to-day activities of the Company, and that the Participant shall perform such services as an independent contractor.

(ii) It is further understood that the Participant shall be reasonably compensated for such services in an amount to be then agreed upon, and he shall be reimbursed for all expenses incurred in performing such services.

(b) not performing services similar to the services performed by the Participant for the Company or any affiliate of the Company, in any capacity, for any business enterprise which competes to a substantial degree with the Company, nor engaging in any activity, including the solicitation of the Company’s employees, that involves substantial competition with the Company, without the prior written consent of the Company, during the greater of (i) the period during which the Participant is entitled to payments hereunder, and (ii) two (2) years immediately following the Participant’s Separation from Service.

ARTICLE IV

SUPPLEMENTAL RETIREMENT BENEFITS

4.1 Supplemental Retirement Account Balance. All benefits under the Plan shall be provided to each Participant from such Participant’s Supplemental Retirement Account Balance as established, maintained, and distributed by the Company in accordance with the terms of the Plan. Each Participant’s Supplemental Account Balance shall be equal to the sum of such Participant’s Special Account and Regular Account including Earnings thereon, as described herein.

4.2 Special Account. The Company shall establish for each Participant in the Plan an individual Special Account which shall, unless the Board or the Committee determines in its sole discretion with respect to any Participant to increase the amount of such Special Account, be equal to the product of 5% of such Participant’s Annual Compensation as earned over the Plan Year immediately preceding the Plan Year in which the employee first becomes a Participant, multiplied by the number of whole and fractional years of Service completed by the Participant while employed by the Company in a salary grade 17 or higher, as rendered prior to the January 1 of the Plan Year in which the employee first becomes a Participant. Such Special Account shall be credited with Earnings beginning with the Plan Year in which the Special Account is first established, and accumulated balances thereunder shall continue to be credited with Earnings until completely distributed to the Participant, or his Beneficiary, if applicable. Notwithstanding the foregoing, Special Accounts shall not be established for Participants who begin participating in the Plan during the 2009 Plan Year, and no Earnings shall be credited to existing Special Accounts during the 2009 Plan Year.

4.3 Regular Account. The Company shall establish for each Participant in the Plan an individual Regular Account to which the Company shall credit an annual contribution each December 31st with respect to each Participant who as of such December 31st, is both a Participant in the Plan and is actively employed by the Company or a Subsidiary. The annual contribution credited to the Regular Account of any Participant who is in a salary grade above grade 17 as of December 31 of the Plan Year for which the contribution is determined, shall, unless the Board or the Committee determines in its discretion with respect to any Plan Year to increase the amount of such contribution, be equal to 5% of such Participant’s Annual Compensation up to the Annual Compensation Cap, plus 15% of such Participant’s Annual Compensation in excess of the Annual Compensation Cap.

The annual contribution credited to the Regular Account of any Participant who is in a salary grade 17 or below as of December 31 of the Plan Year for which the contribution is determined, shall, unless the Board or the Committee determines in its discretion with respect to any Plan Year to increase the amount of such contribution, be equal to 5% of such Participant’s Annual Compensation up to the Annual Compensation Cap, plus 10% of such Participant’s Annual Compensation in excess of the Annual Compensation Cap.

Contributions credited to the Regular Account shall be credited with Earnings beginning with the Plan Year immediately following its determination, and accumulated balances thereunder shall continue to be credited with Earnings until completely distributed to the Participant, or his Beneficiary, if applicable. In addition, the Board or the Committee may at its discretion credit to a Participant’s Regular Account, at any time or from time to time, a special lump sum contribution. Such special lump sum contributions to a Participant’s Regular Account shall be credited with Earnings beginning with the Plan Year in which the contribution is determined, and accumulated balances thereunder shall continue to be credited with Earnings until completely distributed to the Participant, or his Beneficiary, if applicable.

Notwithstanding the foregoing, the Company shall make no contributions to Regular Accounts during the 2009 Plan Year, and no Earnings shall be credited to Regular Accounts during the 2009 Plan Year.

4.4 Determination of Regular Account Credit in Year of Separation from Service. If a Participant first experiences a Separation from Service other than as of December 31 of a Plan Year and qualifies for benefits under Article III of the Plan, he shall be eligible for a partial contribution credit to his Regular Account. The partial credit shall be determined as of the date of his Separation from Service by first computing the annualized value of the excess of the Participant’s Compensation over the Annual Compensation Cap, then multiplying such amount by the applicable contribution percentage factors set forth in section 4.3 above, and then multiplying the resulting amount by a prorated factor equal to the number of completed months of Service as of the Separation from Service date divided by 12. Notwithstanding the foregoing, a Participant shall not be eligible for any contribution credit if such Participant experiences a Separation from Service during the 2009 Plan Year.

For purposes of this section 4.4, the portion of the Participant’s Annual Compensation considered attributable to his bonus or commission shall be his target bonus or commission (deemed achieved at a 100% level of performance, if applicable) as in effect for the year during which the Separation from Service occurs. If it is subsequently determined that his actual bonus or commission attributable to the year of his Separation from Service is other than such target bonus or commission amount, then the Administrator may recalculate the partial contribution credit to his Regular Account to reflect such difference and may adjust the remaining balance of the Participant’s Supplemental Retirement Account accordingly. Such recalculations and adjustments shall be completed as soon as practicable following the determination of the actual bonus or commission amounts payable, and any resulting adjustments shall be credited with Earnings as set forth herein.

4.5 Determination and Crediting of Earnings. The Earnings credited to each Participant’s Special Account and Regular Account for each Plan Year shall be determined by the Administrator prior to the beginning of such Plan Year and shall be communicated to each Participant. For the Plan Year beginning January 1, 2006, and for each subsequent Plan Year thereafter until changed by the Administrator, the Earnings credited to each Participant’s Special Account and Regular Account shall be at a rate of six percent (6%) per annum; provided, however, that the Earnings to be credited shall be reviewed on or before December 31, 2010 and reset if the Administrator determines that it is appropriate to do so and shall be further reviewed (and reset if appropriate) not less frequently than every five (5) years. Earnings shall be credited to each Participant’s Special Account or Regular Account from time to time during each Plan Year in which the Participant retains an undistributed amount in his Supplemental Retirement Account Balance. Notwithstanding the foregoing, no Earnings shall be credited to Special Accounts or Regular Accounts during the 2009 Plan Year.

ARTICLE V

ELECTION; PAYMENT OF BENEFITS

5.1 Commencement of Benefit Payments. Except as provided in Sections 5.2, 5.3, 5.5, 5.6 and 5.9, payment of a Participant’s Supplemental Retirement Account Balance to a Participant who becomes eligible for payments due to a Separation from Service described in Article III of the Plan shall be made in a single lump-sum payment on the January 31 st or July 31 st next following such Participant’s Separation from Service.

5.2 Change in Timing or Form of Payment.

(a) Initial Election. Prior to the later of December 31, 2008 and the date that is 30 days after a Participant’s Participation Date, the Participant may make an election to defer his Payment Commencement Date to a later Payment Commencement Date specified by the Participant and/or change the payment method from lump sum payment to annual installments over a period of 5, 10 or 15 years.

(b) Subsequent Elections. At any time after the date that is 30 days after a Participant’s Participation Date, a Participant may elect to defer his Payment Commencement Date to a later Payment Commencement Date specified by the Participant and/or change the payment method from a lump-sum payment to annual installments over a period of 5, 10 or 15 years, provided that any such election that is made before January 1, 2009 shall be made in accordance with IRS Notice 2007-86 and any such election that is made after December 31, 2008 (i) will not be effective for 12 months after the date on which such election is made, (ii) where the Participant’s Supplemental Retirement Account Balance is to be paid at a specified time or pursuant to a fixed schedule, must be made not less than 12 months prior to the specified date of the payment or the first scheduled payment, (iii) must provide that the later Payment Commencement Date is at least 5 years after the previous Payment Commencement Date, and (iv) must be submitted to and approved by the Administrator. Once the first installment has been made, no further changes in the timing or duration of the payment method will be permitted.

(c) Timing of Installments. Subject to Section 5.9, if a Participant has elected an installment payout pursuant to Section 5.2(a), the first such installment shall be made on the January 31st or June 30th next following the Participant’s Separation from Service or, if the Participant’s election was made pursuant to Section 5.2(b), on the date specified in the Participant’s election. Each subsequent installment shall be made on the anniversary of the first installment payment (or if the first installment was delayed by reason of the application of Section 5.9, on each anniversary of the date the first installment payment would have been made but for Section 5.9).

5.3 Payment of Survivor’s Benefit. In the event of the Participant’s death prior to the complete distribution of his Supplemental Retirement Account Balance, distribution of any remaining amounts shall be made to the Participant’s Beneficiary in a single lump sum as soon as practicable following the death of the Participant and the determination of the Beneficiary but in no event later than 90 days after the Participant’s death. If no Beneficiary designation is in effect at the time of the Participant’s death, or if the Beneficiary is missing or has predeceased the Participant, the Survivor’s Benefit shall be made to the personal representative of the Participant’s estate in accordance with applicable state law.

5.4 Designation of Beneficiary. Each Participant shall designate in writing, as soon as practicable following his Participation Date, the Beneficiary who shall receive the Survivor’s Benefit upon his death. The Participant may change his Beneficiary from time to time, at his discretion, by notifying the Administrator in writing.

5.5 Payments in the Event of Disability. In the event that a Participant who has not yet received or commenced to receive payment of his Supplemental Retirement Account Balance is determined to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (a “Disability”) he shall be entitled to his Supplemental Retirement Account Balance. The payment of the Supplemental Retirement Account Balance shall be made in a single lump sum as soon as practicable following the determination of the Participant’s Disability, but in no event later than 90 days after the date of such determination. Such determination of Disability shall be made by the Administrator based on medical evidence deemed acceptable by the Administrator. Such evidence may include the Participant’s qualification for disability payments under Social Security, and/or payments under a Company sponsored long-term disability insurance program.

5.6 Payment in the Event of a Separation from Service following a Change of Control. In the event that a Participant experiences a Separation from Service for any reason other than by the Company for Cause within two (2) years after the date of a Change in Control, which also constitutes a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, in each case within the meaning of Section 409A of the Code and regulations and other interpretive guidance issued thereunder, the Participant shall receive the full value of his Supplemental Retirement Account Balance in the form of a single lump sum payment as soon as practicable following his Separation from Service, but in no event later than 90 days following such Separation from Service.

5.7 Valuation of Benefit Payments. All distributions under the Plan shall be based upon the amount credited to the Participant’s Supplemental Retirement Account Balance as determined as of the business day immediately preceding the date of distribution. In the event that the benefit payments are in the form of annual installments, each installment shall be determined by dividing the amount of the Supplemental Retirement Account Balance, determined as of the business day immediately preceding the date of such installment, by the remaining number of installments, including the current installment, to be paid.

5.8 Investment to Facilitate Payment of Benefits. Although the Company is not obligated to invest any specific asset or fund, or purchase any insurance contract in order to provide a means for the payment of any liabilities under the Plan, the Company may elect to do so at any time, but without any obligation to continue such investment or other payment vehicles for any particular period of time.

5.9 Payments to “Specified Employees”. Notwithstanding any other provision in the Plan, with respect to any Participant who is a “specified employee” as defined under Section 409A of the Code and regulations and other interpretive guidance issued thereunder, the payment or commencement of payments pursuant to the Plan to the Participant by reason of a Separation of Service shall be delayed until the date that is six months and one day after the Participant’s Separation from Service and shall be paid or commenced to be paid within 30 days after such date; provided, however, that this Section 5.9 shall not apply if the Participant’s Separation from Service occurs by reason of his or her death.

ARTICLE VI

FUNDING AND PARTICIPANT’S INTEREST

6.1 Supplemental Executive Retirement Plan Unfunded. The Plan shall at all times be considered entirely unfunded for both federal and state income tax purposes and for purposes of Title I of ERISA and no trust shall be created by or for the Plan. The crediting to each Participant’s Special Account or Regular Account, as the case may be, shall be made through recordkeeping entries. No actual funds shall be set aside; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which benefits due under the Plan may be paid in certain instances. All distributions shall be paid by the Company from its general assets and a Participant (or his or her beneficiary) shall have the rights of a general unsecured creditor against the Company for any distributions due hereunder. The Plan constitutes a mere promise by the Company to make benefit payments in the future.

6.2 Participant’s Interest in Plan. A Participant has an interest only in the total value of the amount credited to his Regular Account and his Special Account.

ARTICLE VII

ADMINISTRATION AND INTERPRETATION

7.1 Administration. The Administrator shall be in charge of the overall operation and administration of the Plan. The Administrator, to the extent appropriate and in addition to the powers described elsewhere in the Plan, has full discretionary authority to construe and interpret the terms and provisions of the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Company; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

7.2 Interpretation. The Administrator may take action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company’s purposes in adopting the Plan including without limitation maintaining the Plan in accordance with Section 409A of the Code and regulations and other interpretive guidance issued thereunder. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Administrator arising out of, or in connection with, the Plan, shall be within the absolute discretion of each of them, and shall be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrator, successors and assigns. The Administrator’s determinations hereunder need not be uniform, and may be made selectively among eligible employees whether or not they are similarly situated.

7.3 Records and Reports. The Administrator and its designees shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Administrator shall have the duty to administer the Plan in a manner consistent with all rights or benefits provided hereunder to the extent assets of the Company are properly available.

7.4 Payment of Expenses. The Company shall bear all expenses incurred by the Administrator in administering the Plan. If a claim or dispute arises concerning the rights of a Participant or Beneficiary to amounts deferred under the Plan, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorney’s fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the “Participant’s Claimant”), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided that:

(a) The Participant or the Participant’s Claimant shall repay the Company any such expenses theretofore paid or advanced by the Company if and to the extent that the party disputing the Participant’s rights obtains a final judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, and it is determined by the court that such expenses were not incurred by the Participant or the Participant’s Claimant while acting in good faith; provided further, that

(b) In the case of any claim or dispute initiated by a Participant or the Participant’s Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of the Plan, to the Administrator within two (2) years, (three (3) years in the event of a Change of Control) after the occurrence of the event giving rise to such claim or dispute.

7.5 Indemnification for Liability. The Company shall indemnify the Administrator and the employees of the Company to whom the Administrator delegates duties under the Plan against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

7.6 Claims Procedure. If a claim for benefits or for participation under the Plan is denied in whole or in part, the claimant will receive written notification from the Company within ninety (90) days following receipt of such claim by the Administrator. The notification will include specific reasons for the denial, specific reference to pertinent provisions of the Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure.

7.7 Review Procedure. Within ninety (90) days after the claim is denied, a claimant (or his duly authorized representative) may file a written request with the Administrator for a review of his denied claim. The claimant may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Administrator. The Administrator will notify the claimant of the final decision in writing within forty-five (45) days following receipt of such written request by the Administrator. In this response, the Administrator will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based.

7.8 Legal Claims. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VII. No such legal action may be commenced more than two (2) years after the date of the Administrator’s final review decision, described in Section 7.7 above.

7.9 Participant and Beneficiary Information. Each Participant shall keep the Administrator informed of his current address and the current address of his designated Beneficiary or Beneficiaries. The Administrator shall not be obligated to search for any person.

If such person is not located within two (2) years after the date on which payment of the Participant’s benefits payable under the Plan may first be made, payment may be made as though the Participant or his Beneficiary had died at the end of such two (2) year period.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment and Termination. The Company shall have the right, at any time, to amend or terminate the Plan in whole or in part provided that such amendment or termination shall not adversely affect the right of any Participant or Beneficiary to payment of the Participant’s Regular Account and/or Special Account balances, including amounts earned but not yet credited to such accounts. If the Plan is discontinued with respect to future credits to the Participant’s Regular Account, the Participant’s Supplemental Retirement Account Balance shall be distributed in accordance with the provisions of Article V. If the Plan is completely terminated by the Company, each Participant shall receive distribution of his entire vested Supplemental Retirement Account Balance in one lump sum cash payment as of the date of the Plan termination as designated by the Administrator, provided that (i) no payments other than those payable under the terms of the Plan absent a termination of the Plan are made within 12 months after the Plan termination and all payments are made within 24 months of the termination of the Plan and (ii) such termination otherwise complies with the requirements of Section 409A of the Code and regulations and other interpretive guidance issued thereunder.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Right of the Company to Take Employment Actions. The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any Participant, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it be deemed to give to the Company the right to require the Participant to remain in its employ, nor shall it interfere with the Participant’s right to terminate his or her employment at any time. Nothing in the Plan shall prevent the Company from amending, modifying, or terminating any other benefit plan.

9.2 Alienation or Assignment of Benefits. A Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary. Notwithstanding the preceding, the Administrator may direct distributions pursuant to the Plan to an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), as defined in Section 414(p) of the Code, prior to any distribution date described in the Plan.

9.3 Right to Withhold. To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.

9.4 Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of North Carolina, to the extent such laws are not superseded by ERISA or any other federal law.

9.5 Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

9.6 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

9.7 Severability. If any provision of the Plan is invalid, in whole or in part, such provision shall to that extent be severable and shall not affect the remainder of such provision or any other provision of the Plan.

APPENDIX A

Projected Pay Cap at 3.00%

Year	Pay Cap
2001	170,000
2002	180,000
2003	180,000
2004	190,000
2005	190,000
2006	200,000
2007	210,000
2008	210,000
2009	220,000
2010	230,000